PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 18, 2000                                              January 11, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $150,000,000

Maturity Date:             January 17, 2003

Interest Accrual
  Date:                    January 17, 2001

Interest Payment
  Dates:                   The seventeenth day of
                           each month,
                           commencing February
                           17, 2001

Initial Interest Rate:     To be determined two
                           London banking days
                           prior to the Original
                           Issue Date

Base Rate:                 LIBOR

Index Maturity:            1 Month

Spread
(Plus or Minus):           Plus 0.18% per annum

Index Currency:            U.S. Dollars

Interest Payment
  Period:                  Monthly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
  (Original Issue Date):   January 17, 2001

Initial Interest Reset
  Date:                    February 17, 2001

Interest Reset Dates:      Same as Interest
                           Payment Dates

Interest Reset Period:     Monthly

Interest Determination
  Dates:                   Two London banking
                           days prior to each
                           Interest Reset Date

Reporting Service:         Telerate (Page 3750)

Book Entry Note or
  Certificated Note:       Book Entry Note

Senior Note or
  Subordinated Note:       Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase
                           Manhattan Bank

Minimum
  Denomination:            $1,000

CUSIP:                     61745ERC7


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER